SUB-ITEM 77(c)

MORGAN STANLEY INSURED MUNICIPAL INCOME TRUST

On November 14, 2008, a Special Meeting of Shareholders of the Trust was
scheduled in order to vote on the proposals set forth below. The voting results with respect to these proposals were as follows:

(1) Approval of a modification to the Trust's investment policies to allow the
Trust to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A"
by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment
Adviser, or covered by insurance issued by insurers rated at least "A" by a
NRSRO:

                                FOR           AGAINST        ABSTAIN        BNV*

COMMON SHAREHOLDERS          9,275,358        941,911        802,503          0

PREFERRED SHAREHOLDERS         1,506            58              43            0

(2) Approval of a modification to the Trust's investment policies to allow the
Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the
Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

        FOR                AGAINST             ABSTAIN              BNV*
     9,006,722            1,094,170            920,488               0

(3) Eliminate certain fundamental policies and restrictions:

                                                                                    FOR        AGAINST               ABSTAIN          BNV*
Eliminate fundamental policy restricting the Trust's ability to pledge
assets.......................................................................... 8,637,143    1,293,288     1,090,949          0
Eliminate fundamental policy restricting purchases of securities on
margin.......................................................................... 8,518,934    1,423,412     1,079,574          0
Eliminate fundamental policy prohibiting investments in oil, gas and other
types of mineral leases......................................................... 8,663,332    1,249,367     1,108,681          0
Eliminate fundamental policy prohibiting investments for purposes of
exercising control.............................................................. 8,696,691    1,199,468     1,125,221          0
Eliminate fundamental policy regarding investments in unseasoned
companies....................................................................... 8,521,285    1,377,356     1,122,739          0
Eliminate fundamental policy prohibiting or restricting the purchase of
securities of issuers in which trustees or officers have an interest............ 8,580,732    1,336,030     1,104,618          0
Eliminate fundamental policy regarding purchase of common stock................. 8,734,885    1,259,808     1,026,687          0
Eliminate fundamental policy restricting investments in taxable debt
securities of any one issuer.................................................... 8,755,199    1,256,117     1,010,064          0
Eliminate fundamental policy regarding the purchase or sale of puts, calls
and combinations thereof........................................................ 8,570,170    1,372,173     1,079,037          0
Eliminate fundamental policy regarding the short sale of securities............. 8,491,967    1,484,203     1,045,210          0
Eliminate fundamental policy prohibiting investments in other investment
companies....................................................................... 8,642,074    1,309,453     1,069,853          0

(4) Modify certain fundamental investment policies and restrictions:

                                                                                    FOR        AGAINST               ABSTAIN         BNV*
Modify fundamental policy regarding diversification............................. 8,804,960    1,168,447     1,047,973          0
Modify fundamental policy regarding borrowing money............................. 8,549,128    1,411,801     1,060,451          0
Modify fundamental policy regarding loans....................................... 8,611,831    1,355,872     1,053,677          0
Modify fundamental policy regarding investment in commodities................... 8,583,228    1,392,533     1,045,619          0
Modify fundamental policy regarding issuance of senior securities............... 8,683,185    1,275,283     1,062,912          0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.